Exhibit 10.1

September 28, 2021

N. David Bleisch

[Redacted]

[Redacted]

Dear David:

As we have discussed, it is important to Office Depot, LLC (“Office Depot”) that you remain employed with Office Depot and its affiliates (the “Company”) until April 30, 2022, to assist in critical matters affecting the Company. Accordingly, the following terms and conditions shall apply to your continuing employment under this letter agreement (“Agreement”):

1. Transition Period.  During the period beginning on the date of this Agreement and ending on April 30, 2022 (the “Transition Period”):

(a) the Company will continue to employ you in the role and with the title of Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary of The ODP Corporation, with your current level of responsibility and authority;

(b) your annual base salary, target bonus percentage, employee benefits (except for employee benefits changes that apply to similarly situated executives of the Company) and perquisites will remain the same as they are on the date of this Agreement;

(c) the Company’s stock ownership requirements will not apply to you; and

(d) you will receive long-term incentive awards (including 2022 annual awards) commensurate with your position and consistent with the Company’s past practice.

In addition, the Company will reimburse you for up to $10,000 in professional fees that you incur in calendar year 2021 in connection with review of this Agreement.  You must submit documentation evidencing these fees to the Company by December 31, 2021.

2.Retention Benefits.  Upon your separation from service with the Company for any reason on or after April 30, 2022, Office Depot will pay you the following retention benefits (the “Retention Benefits”) if you satisfy the release requirement set out in Section 2 below:

(a) a lump sum amount equal to eighteen (18) months of your annual base salary at the rate in effect on the date of this Agreement, payable as specified in Section 3 below;

(b) a lump sum amount equal to eighteen (18) times the difference between the Company’s monthly COBRA charge on the date of your separation from service for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, payable as specified in Section 3 below;

(c) any earned but unpaid annual bonus for the completed fiscal year preceding the fiscal year of your separation from service, payable when annual bonuses are paid to other senior executives for such fiscal year;

(d) an annual bonus calculated at the greater of target performance or actual performance under the Company’s executive annual bonus plan for the Company’s fiscal year in which your separation from service occurs and your annual eligible earnings in such fiscal year, payable when annual bonuses are paid to other senior executives for such fiscal year;

(d) vesting of your currently outstanding restricted stock units and performance stock units that are scheduled to vest on or prior to April 30, 2022, determined for each award pursuant to the vesting provisions specified in the award agreement evidencing the award but regardless of your employment status on the applicable vesting date, with each such vested award payable at the time or times specified in the applicable award agreement; and

(e) additional pro-rated vesting of all restricted stock units outstanding to you on the date of your separation from service, determined for each such award on the basis of the number of days you are employed during the full vesting period specified in the award agreement evidencing the award, with each such vested award payable at the times specified in the applicable award agreement.

In addition, upon your termination of employment at any time for any reason, you will be due your accrued salary, any accrued unused vacation and accrued vested benefits under the Company employee benefit plans, as well as reimbursement of your business expenses incurred (in accordance with Company policy) through the date of your termination.

If the Company initiates your separation from service with the Company without Good Cause or you initiate your separation from service with the Company for Good Reason (as defined in Section 5 and Section 6 below, respectively), in either case prior to April 1, 2022, Office Depot will pay you the Retention Benefits conditioned upon and subject to your satisfaction of the release requirement set out in Section 3 below. If you separate from service with the Company for any other reason prior to April 1, 2022, you will not be entitled to the Retention Benefits; provided, for the avoidance of doubt, nothing in this sentence shall adversely affect your entitlements under any Company plan or agreement (including restricted stock unit and performance stock unit agreements) in the event of your death or termination due to disability (as provided thereunder).

Despite the above, if the Company undergoes a Change in Control (as defined in the Executive Change in Control Plan (“ECICP”)) and you incur a qualifying termination of employment within the meaning of the ECICP during the Transition Period, the severance benefit provisions of the ECICP will apply to you instead of the retention benefit provisions described above in this Section 2 if payment of severance benefits under the ECICP will result in an equal or greater economic after-tax benefit to you than the payment of the Retention Benefits specified in this Section 2.

3.Release of Claims.  Office Depot must deliver to you a release agreement in a form substantially consistent with Office Depot’s standard form of general release used for officers and not inconsistent with the terms of this Agreement (the “Release”) within seven days following the date of your separation from service. As a condition to receipt of the Retention Benefits specified in (a), (b), (d), (e) and (f) of Section 1 above, you must (A) sign the Release and return the signed Release to Office Depot within the time period prescribed in the Release (which will not be more than 45 days after Office Depot delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.” Office Depot will pay the amounts described in (a) and (b) of the Retention Benefits to you in a lump sum within 15 days following the expiration of the Release Period, unless the six-month delay described in Section 4 below applies. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the

Release, then you will not be entitled to the Retention Benefits specified in (a), (b), (d), (e) and (f) in Section 1 above.

4.Section 409A.  This Agreement shall at all times be administered and construed in accordance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance thereunder (“Code Section 409A”), including any applicable exceptions. Office Depot shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Code Section 409A. For purposes of this Agreement if you become entitled to the Retention Benefits, (i) payment of the amounts described in (a) and (b) of Section 1 above shall be triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (“Separation from Service”), and (ii) if, on the date of your Separation from Service, you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i) (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the “specified employee identification date” that relates to the date of such Separation from Service or in the absence of such rules established by Office Depot, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), payment of such amounts shall be made on the first business day following the six month anniversary of the date of such Separation from Service (provided, however, that if you die after the date of such Separation from Service, payment will be paid to your estate in a lump sum without regard to the six-month delay that otherwise applies to specified employees). To the extent necessary to comply with Code Section 409A, in no event may you, directly or indirectly, designate the taxable year of payment of the Retention Benefits. Any amounts payable in installments shall be considered a series of separate payments.  In particular, to the extent necessary to comply with Code Section 409A, because the amounts described in (a) and (b) of the Retention Benefits are conditioned upon you executing and not revoking the Release, if the designated payment period for such amounts begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement. Consistent with the requirements of Code Section 409A, to the extent that any reimbursement or in-kind benefit provided under this Agreement is taxable and subject to Section 409A, unless stated otherwise – (i) eligible reimbursements must be incurred, and in-kind benefits will be provided, only during the Transition Period; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

5.Definition of Good Cause.  For purposes of this Agreement, “Good Cause” means:

(a) your willful failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b) your willful failure to comply with any valid and legal directive of the Chief Executive Officer of Office Depot;

(c) your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company;

(d) your embezzlement, misappropriation or fraud, whether or not related to your employment with the Company;

(e) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(f) your willful violation of a material policy of the Company; or

(g) your material breach of any material obligation under this letter, the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement, or any other written agreement between the Company and you;

provided, however, that termination of your employment shall not be deemed to be for Good Cause unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board of Directors of The ODP Corporation (The “Board”), finding that you are guilty of the conduct described in any of (a) through (g) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Good Cause; provided, however, that if the Company reasonably expects irreparable injury from a delay of thirty business (30) days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. For purposes of this “Good Cause” definition, no act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses.

6.Definition of Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following, in each case without your written consent:

(a) a material reduction in your annual base salary (as such annual base salary may be increased from time to time), except for across-the-board annual base salary reductions affecting the executive leadership team;

(b) the relocation of the Company’s principal executive office to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Code Section 409A) from its location on the date of this Agreement and that results in a material increase to your normal daily commute, except for required travel on business for the Company;

(c) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement and the ECICP; or

(d) material breach by the Company of any material provision of this letter, unless arising from your inability to materially perform your duties contemplated hereunder;

provided, however, that you will only have Good Reason if you provide notice of termination to Office Depot of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstance is not cured within thirty (30) days after Office Depot’s receipt of such notice of termination. If you initiate your separation from service for Good Reason, the actual separation from service must occur within sixty (60) days after the date of the notice of termination. Your failure to timely give notice of termination of the occurrence of a specific event that would otherwise constitute Good

Reason will not constitute a waiver of your right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

7.Transferability.  None of your rights under this Agreement may be assigned, transferred, pledged or otherwise disposed of by you, other than by your will or under the laws of descent and distribution.

8.  Withholding. The Company is authorized to withhold from the Retention Benefits the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.  No Right to Employment or Other Benefits.  This Agreement will not be construed as a guarantee of continued employment.

10.  No Trust Fund.  This Agreement will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and you or any other person. To the extent that you acquire the right to receive payments from the Company under this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company.

11.  Confidentiality.  To the extent not previously publicly disclosed by the Company, you are required to keep strictly confidential the fact that you have been offered the Retention Benefits, the fact that you have entered into this Agreement and the terms and conditions of this Agreement and specifically agree not to disclose such to co-workers, whether within the Company or otherwise, Company employees or anyone else other than your spouse, legal counsel and financial advisors or as required by law. Any permitted disclosure in accordance with the preceding sentence should be accompanied by notice that the recipient is to maintain the confidentiality of this Agreement as well. This confidentiality requirement is a material condition of this Agreement and, notwithstanding anything herein to the contrary if you violate it, you will forfeit your eligibility to receive the Retention Benefits and, to the extent permitted by applicable law, you agree repay to Office Depot, within thirty (30) days following your breach of this requirement, the full amount of the Retention Benefits for which you have already received payment.

12.Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, including but not limited to your offer letter with Office Depot dated September 16, 2017, and, except as otherwise provided herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. In particular, and not be way of limitation, you acknowledge and agree that you have no entitlement or potential entitlement to severance pay from the Company other than as set forth in this Agreement and in the ECICP (which will only become relevant in the event of a Change in Control). In the event of any inconsistency between this Agreement and any other plan, program or agreement of the Company and you, this Agreement shall control unless such other plan, program or agreement specifically provides otherwise by reference to this Agreement.  Neither party shall be liable or bound to the other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

13.  Governing Law.  The validity, construction, and effect of this award letter will be determined in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

Please return an executed and scanned copy of this Agreement to Gerry Smith by September 28, 2021. Any questions regarding this Agreement should be directed to Gerry Smith at [Redacted]@officedepot.com.

Sincerely,

/s/ GERRY P. SMITH

Gerry Smith

Chief Executive Officer

Acknowledged and Agreed:

/s/ N. DAVID BLEISCH	9/28/2021
N. David Bleisch	Date